Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-145455, 333-115930, and 333-40806), of Beasley Broadcast Group, Inc. of our report dated February 26, 2016, relating to the consolidated financial statements and schedule appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Fort Lauderdale, Florida

February 26, 2016